CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors
XTI Aircraft Company

EKS&H LLLP hereby consent to the inclusion in the Offering Circular filed under Regulation A on form 1-A of our report dated October 30, 2015, with respect to the balance sheets of XTI Aircraft Company as of December 31, 2014 and 2013 and the related statements of operations, stockholder’s (deficit) equity and cash flows for the years then ended.

/s/ EKS&H LLLP

January 19, 2016
Denver, Colorado